Exhibit 5.1

PARR WADDOUPS BROWN
GEE & LOVELESS
Attorneys at Law

March 26, 2007

The Board of Directors
ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001

Re: Registration Statement on Form S-8 filed by ULURU Inc., a Nevada corporation (the “ Company”) with respect to the ULURU Inc. 2006 Equity Incentive Plan (the “Plan”)

Gentlemen:

We refer you to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended, for registration of 2,000,000 common shares of the Company (the “Common Shares”) authorized pursuant to the Plan, of which (i) 1,425,000 Common Shares (the “Option Shares”) are subject to outstanding options to purchase Common Shares granted under the Plan, (ii) 56,035 (the "Restricted Shares") have been issued subject to forfeiture and restriction pursuant to the Plan and governing restricted stock grant agreements, and (iii) 518,965 Common Shares (the “Unallocated Shares”) are reserved for future grants under the Plan.

In connection with the opinions expressed below, we have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereafter expressed, we have relied upon certificates of public officials and statements or certificates of officers of representatives of the Company and others.

We have assumed that all awards ostensible made under the Plan were made pursuant to the Plan, in full accordance with the terms and conditions of the Plan.

Based on the foregoing, we advise you that, in our opinion:

(i) When issued to Plan participants in accordance with the provisions of the Plan and governing stock option agreements, the Option Shares will be validly issued, fully paid and nonassessable; and

(ii) When issued to Plan participants in accordance with the provisions of the Plan, the Unallocated Shares will be validly issued, fully paid and nonassessable; and.

(iii) the Restricted Shares have been validly issued and are fully paid and nonassessable;

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Parr Waddoups Brown Gee & Loveless, PC

PARR WADDOUPS BROWN GEE & LOVELESS, PC

185 South Street ● Suite 1300 ● Salt Lake City, Utah 84111-1537
Telephone (801) 532-7840 ● Facsimile (801) 532-7750 ● Website: www.pwlaw.com